As filed with the Securities and Exchange Commission on December 2, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MY CATALOGS ONLINE, INC.

(Exact name of registrant as specified in its charter)

Nevada	5961	26-4170100
(State or other jurisdiction of	(Primary standard industrial	(IRS employer
incorporation or organization)	classification code number)	identification number)

6365 N.W. 6th Way, Suite 140

Fort Lauderdale, FL 33309

(954) 903-9373

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spiegel & Utrera, P.A.

1785 East Sahara Ave., Suite 490

Las Vegas, NV 89104

(702) 364-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kimberly L. Graus, Esq.

4949 SR 64 E, #141

Bradenton, Florida 34208

(941) 747-5290

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount	Proposed Maximum	Proposed	Amount of
Securities to be	to be	Offering Price Per	Maximum	Registration
Registered	Registered	Share	Offering Price (2)	Fee (3)
Common stock, par value $.001 per share, for sale by Our Company	2,500,000	$0.20	$500,000.00	$27.90

Selling Shareholders	775,000	$0.20	$155,000.00	$8.65

(1) Registration fee has been paid via Fedwire.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED ______________, 2009.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

MY CATALOGS ONLINE, INC.

3,275,000 Shares of Common stock

This prospectus will also allow us to issue up to 2,500,000 shares of our common stock in our initial public offering. The proceeds from the sale of these shares will be available for use by the company. This prospectus will also allow 5 selling shareholders to sell 775,000 shares of common stock which proceeds will not be available for use by the company.

			Proceeds to
	Offering Price	Offering	Our
	Per Share	Expenses (1)	Company
Per Share (Initial Public Offering)	0.20	0.02	0.18
Per Share (Selling Shareholders)	0.20	0.02	0
Total	$655,000	$65,500	$450,000

(1) Estimated expenses before payment of any underwriting or placement commissions, discounts or expense.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 4 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2009.

Table of Contents

Prospectus Summary	5
Risk Factors	5
Cautionary Note Regarding Forward-Looking Statements	10
Use of Proceeds	10
Capitalization	10
Dilution	11
Market for Common Equity and Related Stockholder Matters	11
Description of Business and Property	11
Management’s Discussion and Analysis of Financial Condition and Results of Operations	25
Our Management	27
Security Ownership of Certain Beneficial Owners and Management	30
Certain Relationships and Related Party Transactions	30
Description of Capital Stock	31
Selling Stockholders	33
Plan of Distribution	33
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	36
Legal Opinion	37
Experts	37
Interests of Named Experts and Counsel	37
Additional Information	37
Index to Financial Statements	F-1

Unless otherwise specified, the information in this prospectus is set forth as of November __, 2009, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to the “Company,” “we,” “us,” and “our,” we mean My Catalogs Online, Inc., a Nevada corporation. This prospectus contains forward-looking statements and information relating to My Catalogs Online, Inc. See Cautionary Note Regarding Forward Looking Statements on page 11.

Our Company

My Catalogs Online, Inc. formed in January 2009, is an internet-based technology company headquartered in Fort Lauderdale, FL. We are Cataloging the Internet with over 1,600 domain names with extensive search criteria, while providing a most unique, personalized and rich graphical user interface. “My Catalog” sites will offer our users an experience like no other, with the ability to: Shop, Get Information, find Services, and enjoy Entertainment all in one place.

Some of the Company’s websites include MyCatalogsOnline.com, MyAmazonCatalog.com and ChhristmasCatalog.com and they allow customers to easily and conveniently select products in a rich graphic, hover-pan-zoom user interface on the Internet. By selecting the “categories” of goods and services available to them, through “MyCatalogsOnline.com” the customer now has optimized the time spent looking for the goods or services individually. The company owns more than 1,600 individual names of categories all containing the name specific “My and Catalog” in each of its category names. By narrowing the search, and grouping the individual retailers together in one location, the customer will have the immediate opportunity to view related goods or services in a particular category at one convenient web site.

Our executive offices are located at 6365 N.W. 6th Way, Suite 140, Fort Lauderdale, FL 33309. Our telephone number is (954) 903-9373.

The Offering

This prospectus covers up to 2,500,000 shares to be issued and sold by the company at a price of $0.20 per share in a direct public offering and 775,000 shares held by selling shareholders to be sold at $0.20 per share.

ABOUT THIS OFFERING

Securities Being Offered

Up to 2,500,000 shares of common stock of My Catalogs Online, Inc. to be sold by the company at a price of $0.20 per share and 775,000 shares of common stock of My Catalogs Online, Inc. to be sold by selling shareholders at a price of $0.20 per share.

Initial Offering Price	The company will sell up to 2,500,000 shares at a price of $0.20 per share and the selling shareholders will sell up to 775,000 shares at a price of $0.20 per share.

Terms of the Offering

The company will offer and sell the shares of its common stock at a price of$0.20 per share in a direct offering to the public. The selling shareholders will offer and sell the shares of their common stock at a price of $0.20 per share.

Termination of the Offering

The offering will conclude when the company has sold all of the 2,500,000 shares of common stock offered by it. The company may, in its sole discretion, decide to terminate the registration of the shares offered by the company.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See Risk Factors beginning on page 5.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to the Early Stage of our Company

We are at a very early operational stage and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is in a very early stage. Our business and operations should be considered to be in a very early stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

We have a very limited operating history and our business plan is unproven and may not be successful.

Our company was formed in January 2009 but we have not yet begun full scale operations. We have not licensed or sold any substantial amount of products commercially through our websites and do not have any definitive agreements to do so. We have not proven that our business model will allow us to generate a profit.

We have suffered operating losses since inception and we may not be able to achieve profitability.

We had an accumulated deficit of $194,785 as of September 30, 2009 and we expect to continue to incur significant research and development expenses in the foreseeable future related to the completion of development and commercialization of our sites. As a result, we are sustaining substantial operating and net losses, and it is possible that we will never be able to sustain or develop the revenue levels necessary to attain profitability.

We may have difficulty raising additional capital, which could deprive us of necessary resources.

We expect to continue to devote significant capital resources to fund research and development. In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. Because our common stock is not listed on a major stock market, many investors may not be willing or allowed to purchase it or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only n terms that would result in further dilution to the current owners of our common stock.

We expect to raise additional capital during 2009 and 2010 but we do not have any firm commitments for funding. If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities and other operations.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Further, if our subsidiary’s business grows, we will be required to manage multiple relationships. Any further growth by us or our subsidiary, or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan, and could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

Risks Relating to Our Business

We will need to achieve commercial acceptance of our applications to generate revenues and achieve profitability.

Even if our development yields technologically superior sites, we may not successfully develop commercial sites, and even if we do, we may not do so on a timely basis. We cannot predict when significant commercial market acceptance for our sites and the affiliated products sold thereon will develop, if at all, and we cannot reliably estimate the projected size of any such potential market. If markets fail to accept our sites and related products, we may not be able to generate revenues from the commercial application of our technologies. Our revenue growth and achievement of profitability will depend substantially on our ability to introduce new products that are accepted by customers. If we are unable to cost-effectively achieve acceptance of our sites by customers, or if the associated products do not achieve wide market acceptance, our business will be materially and adversely affected.

We will need to establish additional relationships with collaborative and development partners to fully develop and market our sites.

We do not possess all of the resources necessary to develop and commercialize sites and related products on a mass scale. Unless we expand our development capacity and enhance our internal marketing, we will need to make appropriate arrangements with collaborative affiliates to develop and commercialize current and future sites and products.

Collaborations may allow us to:

•

generate cash flow and revenue;

•

offset some of the costs associated with our internal development; successfully commercialize site and product candidates.

If we need but do not find appropriate affiliate arrangements, our ability to develop and commercialize sites and products could be adversely affected. Even if we are able to find collaborative partners, the overall success of the development and commercialization of sites and affiliate products will depend largely on the efforts of other parties and is beyond our control. In addition, in the event we pursue our commercialization strategy through collaboration, there are a variety of attendant technical, business and legal risks, including:

•

a development partner would likely gain access to our proprietary information, potentially enabling the partner to develop sites and affiliate products without us or design around our intellectual property;

•

we may not be able to control the amount and timing of resources that our collaborators may be willing or able to devote to the development or commercialization of our sites and affiliate products or to their marketing and distribution; and

•

disputes may arise between us and our collaborators that result in the delay or termination of the development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts our management’s resources.

The occurrence of any of the above risks could impair our ability to generate revenues and harm our business and financial condition.

We expect to rely on third parties to manufacture the products sold and our business will suffer if they do not perform.

We do not expect to manufacture any of the products sold on our sites and third party contractors will provide manufacturing services. If these contractors do not operate in accordance with regulatory requirements and quality standards, our business will suffer. We expect to sell products and services that are provided by outside sole suppliers. The qualification of additional or replacement vendors is time consuming and costly. If a supplier has significant problems supplying our products, our sales and revenues will be hurt until we find a new source of supply.

We rely on third parties to support our My Catalogs Online sites and our business will suffer if they do not provide adequate support.

A robust, scalable and stable network of servers and routers capable of handling high internet traffic and large database driven search features is required to support My Catalogs Online sites. The database and server infrastructure is outsourced to a company designed to provide these specific services. The facility consists of a data center equipped with raised floors, backup power generation, proper cooling, network bandwith and security, to support the infrastructure required to handle internet traffic flow. If they do not provide the level of services and support necessary our business will suffer.

We may not be successful at marketing our sites or the underlying products.

We may not be able to market the sites or the underlying products and any financial or research efforts we exert to develop, commercialize or promote such sites and products may not result in revenue or earnings.

We may lose out to larger and better-established competitors.

The internet and catalog industries are intensely competitive. Most of our competitors have significantly greater financial, technical, marketing and distribution resources as well as greater experience in the industry than we have. Our sites may not be competitive with other technologies. If this happens, our sales and revenues will decline. In addition, our current and potential competitors may establish cooperative relationships with larger companies to gain access to greater development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share.

Our sites may be displaced by newer technology.

The internet and catalog industries are undergoing rapid and significant technological change. Third parties may succeed in developing or marketing technologies and products that are more effective than those developed or marketed by us, or that would make our technology and sites obsolete or non-competitive. Accordingly, our success will depend, in part, on our ability to respond quickly to technological changes through the development and introduction of new sites and products. We may not have the resources to do this. If our sites or product candidates become obsolete and our efforts to secure and develop new products and sites do not result in any commercially successful sites or products, our sales and revenues will decline.

Risks Relating to our Stock

The Offering price of $0.20 per share is arbitrary.

The Offering price of $0.20 per share has been arbitrarily determined by our management and does not bear any relationship to the assets, net worth or projected earnings of the Company or any other generally accepted criteria of value.

We have no firm commitments to purchase any shares.

We have no firm commitment for the purchase of any shares. Therefore there is no assurance that a trading market will develop or be sustained. The Company has not engaged a placement agent or broker for the sale of the shares. The Company may be unable to identify investors to purchase the shares and may have inadequate capital to support its ongoing business obligations.

All proceeds from the sale of shares offered by the company will be immediately available for use by the company.

There is no minimum offering amount and we have not established an escrow to hold any of the proceeds from the sale of the shares offered by the company. As a result, all proceeds from the sale of shares offered by the company will be available for immediate use by the company. The proceeds of the sale may not be sufficient to implement the company’s business strategy.

The sale of the shares of common stock acquired in private placements could cause the price of our common stock to decline.

During 2009, we completed financings in which we issued common stock to certain private investors. The terms of these transactions require that we file registration statements with the Securities and Exchange Commission under which the investors may resell to the public common stock acquired in these transactions. The selling stockholders under these registration statements may sell none, some or all of the shares of common stock acquired from us. We have no way of knowing whether or when the selling stockholders will sell the shares covered by these registration statements. Depending upon market liquidity at the time, a sale of shares covered by these registration statements at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under these registration statements, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We will apply to have our common stock traded over the counter, which may deprive stockholders of the full value of their shares.

We will apply to have our common stock quoted via the OTC Electronic Bulletin Board. Therefore, our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for the common stock.

A low market price would severely limit the potential market for our common stock.

Our common stock is expected to trade at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker -dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

FINRA sales practice requirements may also limit a stockholders ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker -dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on the OTCBB. A limited trading volume may prevent our shareholders from selling shares at such times or in such amounts as they may otherwise desire.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control.

Our common stock ownership is highly concentrated. Through ownership of shares of our common stock, one shareholder, Jerrold D. Burden our President, beneficially own 82.3% of our total outstanding shares of common stock before this offering. As a result of the concentrated ownership of the stock, this stockholder, acting alone, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors independence, audit committee oversight and the adoption of a code of ethics. While our Board of Directors has adopted a Code of Ethics and Business Conduct, we have not yet adopted any of these corporate governance measures and, since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid dividends on our common stock and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock. There are doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

The company’s ability to become a profitable operating company is dependent upon its ability to generate revenues and/or obtain financing adequate to fulfill its research and market introduction activities, and achieving a level of revenues adequate to support our cost structure and has raised doubts about our ability to continue as a going concern. We plan to attempt to raise additional equity capital by selling shares in this offering and, if necessary through one or more private placement or public offerings. However, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

Factors that might cause these differences include the following:

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the ability of the company to offer and sell the shares of common stock offered hereby;

•

the integration of multiple technologies and programs;

•

the ability to successfully complete development and commercialization of sites and our company’s expectations regarding market growth;

•

changes in existing and potential relationships with collaborative partners;

•

the ability to retain certain members of management;

•

our expectations regarding general and administrative expenses;

•

our expectations regarding cash balances, capital requirements, anticipated revenue and expenses, including infrastructure expenses;

•

other factors detailed from time to time in filings with the SEC.

In addition, in this prospectus, we use words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” and similar expressions to identify forward-looking statements.

We undertake no obligation to update publicly or revise any forward -looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

With respect to up to 2,500,000 shares of common stock to be sold by us, unless we provide otherwise in a supplement to this prospectus, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include one or more of the following:

•

working capital;

•

research and development activities;

•

capital expenditures.

Our management will have broad discretion in the allocation of the net proceeds of any offering. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009.

September 30, 2009
Current Assets	$3,302
Current liabilities	183,259
Long-term liabilities	0
Stockholders’ deficit:
Preferred stock	-
Common stock	12,150
Additional paid-in capital	31,850
Accumulated deficit	(194,785)
Total stockholders’ (deficit) equity	(160,785)
Total capitalization	$(160,785)

DILUTION

The negative net tangible book value of our company as of September 30, 2009 was ($160,785) or ($0.0132) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of the company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock on September 30, 2009.

Our net tangible book value and our net tangible book value per share will be impacted by the 2,500,000 shares of common stock which may be sold by our company. The amount of dilution will depend on the number of shares sold by our company. The following example shows the dilution to new investors at an assumed offering price of $0.20 per share.

We are registering 2,500,000 shares of common stock for sale by our company. If all shares are sold at the offering price of $0.20 per share, less potential underwriting discount or commissions equal to ten percent (10%)($50,000), and estimated offering expenses of $15,237, our net tangible book value as of September 30, 2009 would have been $273,978 or approximately $0.0187 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0319 per share and an immediate dilution to new stockholders of $0.1681 per share. The following table illustrates the per share dilution:

Assumed public offering price per share	$0.20
Net tangible book value per share before this offering	$(0.0132)
Increase attributable to new investors	$0.00319
Net tangible book value per share after this offering	$0.0187
Dilution per share to new stockholders	$0.1681

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not currently traded on any exchange. We cannot assure that any market for the shares will develop or be sustained.

We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of our business. We cannot assure you that we will ever pay cash dividends. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and any other factors that the Board of Directors decides are relevant. See Management’s Discussion and Analysis of Financial Condition and Results of Operations.

DESCRIPTION OF BUSINESS AND PROPERTY

General

My Catalogs Online, Inc. formed in January 2009, is an internet-based technology company headquartered in Fort Lauderdale, FL. We are cataloging the Internet and currently have over 1,600 domain names with extensive search criteria, providing a most unique, personalized and rich graphical user interface. Management believes that its “My Catalog” sites offer our users an experience like no other, with the ability to: Shop, Get Information, find Services, and enjoy Entertainment all in one place.

MyCatalogsOnline.com is a website that allows customers to easily and conveniently select products in a graphic rich, hover-pan-zoom user interface on the Internet. By selecting the “categories” of goods and services available to them, through “MyCatalogsOnline.com” the customer optimizes the time spent looking for the goods or services individually. The company owns more than 1,600 individual names of categories all containing the name specific “My and Catalog” in each of its category names. By narrowing the search, and grouping the individual retailers together in one location, the customer will have the immediate opportunity to view all related goods or services in a particular category at one convenient web site.

Our current websites include: www.catalogenterprises.com; www.mychristmascatalog.com; www.myamazoncatalog.com; www.gogreencatalogs.com and www.mycatalogsonline.com .

Mission

It is the mission of My Catalogs Online, Inc. to categorize the massive amount of data across the internet, by cataloging the information into various categories for shopping, information and services with entertainment and social interaction. The company plans to utilize its 1,600+ domain names, social site, and mobile strategy to providea personalized experience that is versatile and easy to use, thus simplifying the search for all ages, interests and income levels.

Keys to Success

Support from Microsoft. The Company was one of the 1st companies selected by Microsoft to become a Microsoft Biz-spark partner. As a result of My Catalogs Online’s ability to drive Silverlight downloads to the user desktop, Microsoft is supporting the development efforts with internal support, direction, and software for development. There is also a synergistic approach by Bing.com, in their attempt to “simplify” and “classify” the internet.

Point of Entry and Time to Market. The industry is rapidly moving to an eCommerce 3.0 and mCommerce world. Being first to market will allow My Catalogs Online, Inc. to redefine the user experience on the Internet, setting a precedent and standard for other companies to follow. Management believes this will drive brand recognition and enhance its ability to gain market share. While mCommerce is still in its infancy, My Catalogs Online, Inc. will provide a vehicle to bring convergence to the mobile phone with an Internet portal, or “dashboard.”

Strategic Joint Ventures and Personnel. Leveraging all of its resources, My Catalogs Online has entered into strategic joint ventures with some of the best in the industry to provide smooth execution and delivery. Among those include: Mars Research, OnStream Media, 1Vault, DataFeedFile, QuamTel, Promark and our outsourced companies in India and Brazil. These arrangements should make it possible for the company to have a robust infrastructure, experienced programmers and development teams, data and content management and marketing.

Marketing. My Catalogs Online, Inc. intends to utilize a variety of marketing tactics, including news, print, online media, email campaigns, SMS text messaging, cable television ads, and infomercials. After the initial launch of MyChristmasCatalog, the company intends to pursue its strategy of creating a MyCatalogs “trend” through its marketing partners.

Company Summary

The company was founded out of the experience of a father trying to shop the internet at Christmas for his young children in 2008, frustrated and unable to find what he was looking for. Hence, the signature site, “MyChristmasCatalog.com”, was purchased and the company was born. As the concept evolved, over 1,600 other domain names were acquired. Among these “MyCatalog” sites are currently four primary categories to provide the user with a unique experience.

General: Accessories, Airlines, Books, Celebrity, Childrens, Collectibles, Fine Wines, Flowers, Humanitarian, Political, Religious, Country

Holidays and Events: Christmas, Hanukkah, Halloween, Valentines, Anniversary, Back to School, Birthday, Bridal Shower, Olympics, World Cup, World Series, Super bowl

Information and Services: Jobs, Travel, Legal, Education, Veterans, Insurance, Pharmacy Retailer: Amazon, Amway, AppleStore, Dell, Disney, Bush Gardens, eBay

The Company also has a strong “GoGreen” initiative and is supporting the movement from print to rich digital media, through its proprietary dynamic, flip-book conversion tool to eliminate the massive waste associated with the printing of unwanted and unnecessary catalogs mailed out by the millions to households. In today’s world, companies are looking for ways to save money and be environmentally aware of preserving resources. We want to help them do just that by offering an excepted and endorsed means to view products and services by a simple flip page format. My Catalogs Online, Inc. is a Microsoft Bizspark Partner, and leading the race in e -Commerce 3.0 using Microsoft Silverlight technology. Furthermore, My Catalogs Online, Inc. is helping drive technology into both the home and mobile platforms.

Products and Services

According to Forrester Research, on average, online retailers report that they dedicate 51% of their marketing dollars toward online customer acquisition initiatives; 23% of retailers say that they specifically used catalog mailings as part of their online marketing initiatives; and 42% of retailers said that catalogs would be an increased priority during the coming year. My Catalogs Online, Inc. intends to combine both of these marketing tactics and provide a targeted, comprehensive online shopping experience for the consumer. The Company currently owns over 1,600 domain names which are targeted toward specific products and services (for example, “MyPetCatalogs.com” and “MyShoesCatalog.com”).

The Company plans to utilize these websites to greatly increase its exposer to the public. With 1,600 websites defining large categories of goods and services, the exposure level in anticipated to be greatly enhanced. Online customers seeking a particular product or service will have the ability to go to a “CATEGORY” to provide them with the entire list of products offered in the particular line. A customer looking for jewelry would go to “MyJewelryCatalog.com” to find the top retailers offering the products they seek. Less expensive groups of retailers would be offered as well. This would give the online customer the ability to cross reference the products by price and quality.

Examples of various websites are located at the following registered addresses:

MyShoesCatalog.com

MySportsCatalog.com

MyKidsClothesCatalog.com

MyHobbyCatalogs.com

MyPetMedsCatalog.com

MyConcertTicketsCatalog.com

MyRealEstateCatalog.com

MyElectronicsCatalogs.com

MyCosmeticCatalog.com

Website Overview

MyCatalogsOnline.com. MyCatalogsOnline.com is the “Internet Dashboard” or hub, that acts as a portal and master search engine for all products, categories and merchants. The intent of this site, along with its other 1,600+ specialty sites is to catalog the internet based on various categories while providing a unique experience to every user in a rich graphic format and a virtual personal shopping experience. All My Catalog sites will provide the ability to Shop, get Information, find Services and enjoy Entertainment, with standard features such as custom user profiles, detailed search criteria, and price comparison.

MyChristmasCatalog.com. The Company recently launched its MyChristmasCatalog.com to serve the 2009 holiday season. In today’s fast-paced, ever-evolving society and economic turmoil, Christmas has changed. The retail industry is promoting Christmas even before Thanksgiving. Many feel that it is too commercialized and has lost its meaning. It is full of minor annoyances, dealing with traffic and mobs of shoppers, loading and unloading the car, and shopping online which can also be frustrating and overwhelming. Also in today’s economic downturn, the consumer is much more cost-conscious and spending habits and behaviors have changed. MyChristmasCatalog.com brings back some of the traditions and values of our customers, making it easier to shop online and allowing more quality family time. Users will feel the “magic” and “spirit” of Christmas in a new and innovative way using the latest technologies, in the privacy of their own home.

MyMoviesCatalog.com and MyMusicCatalog.com. MyMoviesCatalog.com and MyMusicCatalog.com are set to launch with strategic partners, Nexicon and Onstream Media. Nexicon, Inc.(www.nexiconinc.com) delivers next-generation anti-piracy, intellectual property security, business intelligence, and network security products and solutions to many industries. They help media and movie clients increase profitability by recovering revenues lost to online piracy, while helping both government and private organizations secure and gather network information. Onstream Media, Inc. (NASDAQ:ONSM) (www.onstreammedia.com) is a leading online service provider of live and on-demand, rich media communications via the Onstream Digital Media Services Platform. Specializing in online audio and video corporate communications, Onstream Media’s pioneering digital asset management ASP technology provides the necessary tools for webcasting, webconferencing and content publishing services focused on increasing productivity and revenues for any organization in an affordable and highly secure environment.

TheBigBuzz.com A social shopping network, driving traffic and obtaining user profile data, while offering users an interactive shopping experience of the latest trends, red carpet fashions, trendsetters and best dressed competitive environment to keep them coming back. Much of the technology is being provided for TheBigBuzz is also provided by Onstream Media.

GoGreenCatalogs.com My Catalogs Online, Inc. has had discussions with a representative of Dupont Registry and Curtco Media (publisher of Robb Report, Art Nexus, Sports & Luxury Automobile, Art 7 Antiques) to digitize their printed material in a flip page format using our rich graphic interface using Silverlight technology, to reduce costs of printing, shipping, postage and other printed media costs.

My Catalogs Online has a variety of business models to provide a multi-revenue stream in an effort to monetize the Internet as follows:

•

B2C Brokerage Model: Bringing buyers and sellers together and facilitate transactions via affiliate partner commissions paid by online merchants.

•

B2B Advertising Model: Charging other companies to communicate information about their products to site visitors, including banner advertising, email campaigns and SMS marketing.

•

Infomediary Model: Selling data collected from site users, including product preferences, to companies that wish to understand a market better. Data is derived from TheBigBuzz.com social shopping site, MyCatalog user browsing, market research, and customer surveys.

•

Loyalty/Rewards Model: Ongoing discussions with a loyalty/rewards business partner owning MusicRewards.com and SportsRewards.com, among others.

The Company has over 1000 affiliate partnerships with retail companies, such as Macy’s, Dillard’s, Wal-Mart and LL Bean. When customers are redirected from our web-sites to these retailers, the network hub, such as Commission Junction, Net-links, Share-a-sale and Google, electronically records our affiliate fee, paying the Company fees ranging from 4% to 22%.

Infrastructure Platform

A robust, scalable and stable network of servers and routers capable of handling high internet traffic and large database driven search features is required to support My Catalogs Online sites. The database and server infrastructure is outsourced to a company designed to provide these specific services. The facility consists of a data center equipped with raised floors, backup power generation, proper cooling, network bandwith and security, to support the infrastructure required to handle internet traffic flow. Redundant backups are necessary to ensure network reliability and continual user access.

The latest technological developments in all of these areas are available at a fraction of the cost of original development. All of this can be quickly assembled by outsourcing all web development, programming, software development and engineering. Database design, development, and administration can all be accomplished at a cost efficient rate by contractual agreements with companies providing these specific services. After development of the platform, only a small number of IT staff will be necessary for maintaining peak efficiency.

To provide optimal performance, My Catalogs Online, Inc. intends to utilize a solution from Akamai (www.akamai.com) providing Web Application Acceleration for caching in order to support the rich graphic and streaming capabilities. This solution provides the following:

Improves Web application adoption on a global scale

Improves dynamic Web-based application response times by up to five times Optimizes end-user application availability by eliminating Internet bottlenecks Maintains consistent performance, eliminating down time and lost productivity Provides a secure environment for critical business processes Increases scalability to accommodate peak usage on demand Simplifies infrastructure and capacity planning

Market Analysis Summary

Research projects by Ernst & Young and IDC take a look at how people’s gender, age, income and where they live influence where they shop online, what they buy, and how much they spend.

According to an online survey of 1,200 US internet users by Ernst & Young, both men and women selected Amazon.com, Barnesandnoble.com and CDNow as their favorite sites, but there is a vast difference in the sites selected after the top three. Men seem to favor sites that specialize in electronics, entertainment, and home/office supplies. Women turn to sites that feature health and beauty products, apparel and online greetings.

TOP E-COMMERCE SITES BY GENDER*

MEN		WOMEN
SITE	PERCENT	SITE	PERCENT
Amazon.com	55%	Amazon.com	49%
Barnesandnoble.com	31%	Barnesandnoble.com	30%
CDNow.com	30%	CDNow.com	24%
Buy.com	25%	eToys.com	21%
Egghead.com	22%	Drugstore.com	20%
Office Max	16%	JC Penny	18%
Best Buy	15%	Buy.com	17%
Office Depot	14%	Disney	17%
E Toys.com	13%	PlanetRX.com	17%
Reel.com	13%	Bluemountainarts.com	15%

*Source: Ernst & Young

When asked to name their favorite online categories, both men and women selected computers, books and CDs in varying order. Following these three primary categories, however, the sexes diverge. Men lean to purchasing small consumer electronics, videos and air travel, while women prefer health and beauty sites, as well as toy and apparel sites.

TOP E-COMMERCE SITES BY GENDER*

MEN		WOMEN
CATEGORY	PERCENT	CATEGORY	PERCENT
Computers	76%	Books	64%
CDs	60%	CDs	60%
Books	59%	Computers	57%
Small consumer electronics	44%	Health & Beauty	42%
Videos	38%	Toys	41%
Air Travel	34%	Women’s Clothing	39%
Magazines	31%	Children’s Clothing	31%
Men’s Clothing	29%	Videos	28%
Toys	29%	Magazines	27%
Hotel reservations	26%	Small consumer electronics	26%
Women’s Clothing	21%	Air Travel	24%
Health & Beauty	19%	Flowers	21%
Sporting Goods	19%	Men’s Clothing	20%

*Source: Ernst & Young

“While men and women may differ in their online shopping preferences, the good news is that more consumers are flocking to the internet than ever before,” said Stephanie Shern, Global Director of Retail and Consumer Products for Ernst & Young. “What retailers can learn from these results, however, is how to adjust and focus their merchandising efforts according to their audience.”

According to the survey, women more than men bought children’s clothing (31 percent of women vs. 18 percent of men), women’s clothing (30 percent vs. 21 percent), health and beauty aids (42 percent vs. 19 percent), and toys (41 percent vs. 29 percent). On the other hand, more men bought computers (76 percent of men vs. 57 percent of women), small consumer electronics (44 percent vs. 26 percent), videos (38 percent vs. 28 percent, men’s clothing (29 percent vs. 20 percent), financial investments (14 percent vs. 6 percent), and sporting goods (19 percent vs. 12 percent).

The survey also found that more men than women purchased travel-related services online. Men made more airline reservations (34 percent vs. 24 percent), hotel reservations (26 percent vs. 18 percent), and car rental reservations (18 percent vs. 10 percent).

In addition, more men (55 percent) than women (48 percent) participate in online auctions, and more men (58 percent) than women (39 percent) are considered “heavy buyers” spending more than $500 online in the previous year.

When it comes to age groups, more young people buy CDs and videos online, the study found. Seventy percent of people age 29 and under bought CDs online vs. 60 percent of 30 -49 year-olds and 52 percent of those 50 and over. Additionally, 40 percent of those under 29 bought videos vs. 32 percent of those age 30 -49 and 30 percent of those 50 and over.

Adults 60 years of age and older are the least likely to make spontaneous purchases online, according to Ernst & Young’s study. Eighty-eight percent of people under the age of 25 have made an unplanned purchase vs. only 60 percent of the 60 plus group. Adults over 60 also tend to stick to a few favorite sites. Those over 60 have made purchases from an average of nine sites, while those under 25 have made purchases from an average of 12 sites. There are no real surprises in the Ernst & Young study when reviewing online purchases and income levels. As income goes up, so too do the number of online purchases. Sixty-one percent of people making more than $100,000 made 10 or more purchases online last year while only 32 percent of people with household incomes less than $30,000.made 10 or more purchases.

There was also a direct correlation between dollars spent online and household income. Eighty percent of people making $100,000 or more are considered “heavy buyers,” spending more than $500 in the past 12 months vs. only 29 percent of people making less than $30,000.

The most popular e-commerce categories with people making more than $100,000 were: computers (73 percent); books (67 percent); air travel (55 percent); and small consumer electronics (47 percent). Comparatively, favorite categories of people making less than $30,000 were: books (51 percent); CDs (59 percent); computers (65 percent); toys (29 percent) and videos (31 percent).

According to a report by International Data Corp. (IDC), Californians spend more on Internet purchases than consumers in any other US state. In 1999, they spent almost $6 billion. Texans were the next highest spenders with just more than $3.2 billion. The lowest online spenders were North Dakota ($41.6 million) and Wyoming ($41.5 million).

“It’s not surprising that populous states conduct the most online consumer commerce.” said John Gantz, chief research officer at IDC. “What is interesting is that when looking at the percentage of households online, many smaller states rank quite high. The internet is a great leveler.”

Internet spending for 2005 gained 22 percent over 2004 spending. Data released by comScore networks finds total internet spending, including travel, hit $143.2 billion in 2005. An estimated 6 percent of all non-travel consumer retail spending (excluding expenditures for autos, gasoline, and food) is spent online, according to the research firm. Of the total online spending, $82.3 billion was spent on non-travel retail and $60.0 billion was spent on travel.

ONLINE CONSUMER SPENDING, 2004 AND 2005

	2004 ($B)	2005($B)	Change (%)
Holiday Season (November and December)
Non-travel	15.7	19.6	25
Travel	7.4	8.6	16
Total	23.1	28.2	22
Full Year
Non-travel (retail)	66.5	82.3	24
Travel	50.7	60.9	20
Total	117.2	143.2	22

Note: Spending excludes auctions and large corporate purchases.

Source: comScore, 2006

Apparel and accessories was one of the fastest-growing categories, with a 36 percent gain over 2004 totals, accounting for $12.2 billion in sales. Computer software, excluding PC games, also spiked 36 percent over the previous year.

SELECTED PRODUCT CATEGORIES’ SALES GROWTH, 2004 AND 2005 (%)

Growth
Apparel and accessories	36%
Computer software (excludes PC games)	36%
Home and garden	32%
Toys and hobbies	32%
Jewelry and watches	27%
Event tickets	26%
Furniture	24%
Flowers, greetings, and gifts	23%

Notes:

1. Sales exclude auctions and large corporate purchases.

2. Sales are non-travel online consumer spending.

Source: comScore, 2006

Online sales for the 2005 holiday season posted gains over 2004’s. Online retail has increased in sales each holiday season, as consumers become more comfortable with online shopping.

Total online sales for the 2005 holiday season reached $19.6 billion for non-travel retail. This is a 25% increase over the same period in 2004.

ComScore data are taken from a global panel of more than 2 million consumers. The research firm obtains explicit permission to confidentially capture the browsing and transaction behavior, including on- and offline purchasing.

Popular Website Features

Enhanced search, ratings/reviews, and the ability to zoom and spin product photos are among the features online retailers can add to make consumers more loyal. The “Top 100 Online Retail Satisfaction Index” published by ForeSee Results advises online retailers to implement Web 2.0 enhancements based on the needs of their individual sites.

“Think about satisfaction, it’s a combination of what you get and what you expect,” said Larry Freed, president and CEO of ForeSee Results. “Satisfaction is set by demand, promotion, and marketing; once a consumer hits a site, expectations are molded. Retailers need to understand the expectations of consumers continue to increase.”

When consumers are satisfied with a particular online retailer, “satisfaction leads to loyalty and future purchase,” according to the report.

Consumers look at more factors than price, according to the study. Offering the lowest price isn’t always the best strategy; it increased overall satisfaction for only 5 percent of the top 100 online retail sites. “Site experience and brand, if improved, will have the biggest payback to retailers,” said Freed. “On the opposite side we have price, generally the lowest of any other elements.”

Customer satisfaction with online retailers drives not only loyalty, but positive word of mouth. Satisfied customers make recommendations to friends, family and colleagues. The retailers earning the highest-likelihood to recommend scores were Netflix.com, QVC.com, and Amazon.com. QVC.com recently capitalized on its word -of-mouth recommendations by adding user reviews and ratings to its commerce site.

Retailers that don’t allow consumer ratings and reviews, or editorial reviews, on their sites risk letting consumers go elsewhere for the information and transacting with another commerce site, according to Freed. “Those that get reviews are generally more satisfied and apt to purchase than those who did not,” he said.

Reviews and ratings are known to aid a site’s success, but retailers must be careful not to manage postingstoo closely. “Word of mouth and product reviews can go bad if they become over-run by marketing departments,”

Freed said.

The Top 100 Online Retail Satisfaction Index uses methodology of the American Consumer Satisfaction Index (ACSI), developed by the University of Michigan. ForeSee Results collected data from over 20,000 respondents who had visited the top 100 online retail sites within the previous two weeks, but had not necessarily made a purchase.

ONLINE RETAIL SATISFACTION INDEX, SPRING 2007

	Web Site	Satisfaction		Website	Satisfaction
1	Netflix.com	85	48	Domestications.com	73
2	QVC.com	85	49	EddieBauer.com	73
3	Amazon.com	83	50	LillianVernon.com	73
4	BN.com	82	51	Nike.com	73
5	DrsFosterSmith.com	81	52	Peapod.com	73
6	AmericanGirl.com	79	53	REI.com	73
7	MarketDay.com	79	54	Talbots.com	73
8	LLBean.com	79	55	Chadwicks.com	73
9	HSN.com	79	56	Nordstrom.com	73
10	TigerDirect.com	79	57	AE.com	72
11	Zappos.com	79	58	CVS.com	72
12	Apple.com	79	59	FootLocker.com	72
13	Cabelas.com	78	60	JCrew.com	72
14	MusiciansFriend.com	78	61	LaneBryant.com	72
15	OrientalTrading.com	78	62	Gap.com	72
16	Schwans.com	78	63	Sears.com	72
17	Newegg.com	78	64	Costco.com	72
18	Avon.com	78	65	dELiAs.com	71
19	Dell.com	78	66	FTD.com	71
20	Blockbuster.com	77	67	OfficeMax.com	71
21	Shutterfly.com	77	68	Palm.com	71
22	VictoriasSecret.com	77	69	SmartBargains.com	71
23	Quixtar.com	77	70	Spiegel.com	71
24	BassPro.com	76	71	1800Flowers.com	71
25	Crutchfield.com	76	72	Bestbuy.com	71
26	VistaPrint.com	76	73	Buy.com	71
27	Drugstore.com	76	74	CompUSA.com	71
28	JCPenny.com	76	75	ToysRUs.com	71
29	Overstock.com	76	76	Abercrombie.com	70
30	shopping.hp.com	76	77	Bidz.com	70
31	Target.com	76	78	BlueNile.com	70
32	1800Contacts.com	75	79	CDW.com	70
33	AAFES.com	75	80	efollet.com	70
34	DisneyDirect.com	75	81	eToys.com	70
35	eBags.com	75	82	FreshDirect.com	70
36	HarryandDavid.com	75	83	Lowes.com	70
37	Walgreens.com	75	84	SaksFifthAvenue.com	70
38	Williams- Sonoma.com	75	85	Shop.MLB.com	70
39	Staples.com	75	86	Gateway.com	70
40	Walmart.com	75	87	SonyStyle.com	70
41	ColdwaterCreek.com	74	88	HomeDepot.com	69
42	NorthernTool.com	74	89	ShopNBC.com	69
43	Scholastic.com	74	90	NeimanMarcus.com	69
44	OfficeDepot.com	74	91	Macys.com	69
45	CircuitCity.com	74	92	Etronics.com	68
46	AbeBooks.com	73	93	PCConnection.com	67
47	CrateandBarrel.com	73	94	PCMall.com	67

Note: Several retailers were added to the list after the survey was fielded, as their sales numbers were confirmed. In addition, there were several retailers that did not receive sufficient responses to calculate an accurate customer satisfaction score. Retailers that were left off the index due to insufficient responses were Auto Parts Train, ZipZoomfly.com, RealPlayer 10 Music Store, J&R Electronics, Tiffany & Co., and Restoration Hardware.

Source: ForeSee Results, 2007

Affluent Shopping Trends

Online shopping is not just for Gen X and Y, according to a Time Online Poll conducted of 603 affluent households nationally. A vast majority (95%) of affluent adults, of virtually all ages, have made an online purchase in the past 12 months.

The median household income for respondents in this Time Online Poll was $206,300, with a minimum household income of $150,000.

The most popular items purchased online are books and clothing/accessories (both 68%). Other frequently mentioned items include music (54%) and electronics (50%).

Although online shopping is just as popular now in college dormitories as senior centers, gender and age seem to play a role in which specific items are more frequently purchased online:

Women are more likely than men to make online purchases of books (73%-64%), clothing (74%-63%), toys (41%-24%) and furniture (35%-23%). Men are more likely to buy electronics (58%-42%) and automotive products (21%-7%) online. Younger affluents, under age 50, are more likely to make clothing (73%-62%) and music (62%-43%) purchases online compared to those age 50 plus. However, those over 50 are more likely to buy food (30% -22%) and drugstore products (29%-22%) online compared to those under age 50.

HAVE YOU PURCHASED ANY ONLINE IN THE PAST 12 MONTHS?

(BASE: 603 Affluent Adults)

	Total (%)	Male ($)	Female (%)	18-39 (%)	40-49 (%)	50+ (%)
Any Purchase	95	95	95	95	97	93
Books	68	64	73	69	72	65
Clothing/Accessories	68	63	74	73	72	62
Music	54	54	54	62	62	43
Electronics	50	58	42	52	50	49
Toys	32	24	41	33	40	27
Furniture and Décor	29	23	35	30	32	26
Food	25	22	29	20	25	30
Drugstore Products	25	25	24	23	21	29
Automotive	14	21	7	17	13	13
Other	16	16	16	15	13	19

Furthermore, affluents estimate that one-quarter (25%) of their clothing and accessory purchases were made on the internet in the past 12 months. The most popular of these items bought online include clothing (78%), shoes (45%), beauty, grooming and fragrance products (36%) and jewelry (25%).

Putting price aside, the clothing brand most frequently cited the “best” among affluents is Ralph Lauren (15%) followed by Brooks Brothers (12%). Other top mentions include Armani (11%) and Ann Taylor (7%).

Men consider Brooks Brothers (22%) to be the best clothing brand followed by Ralph Lauren (15%) and Armani (12%). There is a bit less consistency among women with the top clothing picks going to Ralph Lauren (14%), Ann Taylor (12%), Armani 910%) and Chanel (7%).

In the automotive category, Mercedes (22%), Lexus (16%) and BMW (15%) lead the pack as the best brand, regardless of gender, age and relative income.

Among beauty and grooming brands, Clinique (11%) leads as “best” brand closely followed by Neutrogena (10%), Lancome (9%), Estee Lauder (9%) and Adeda (9%).

The top grooming brands among men are Neutrogena and Gillette (both 12%), followed by Giorgio Armani (10%), Estee Lauder and Aveda (both 9%). Women rank Clinique and Lancome best (both 14%) followed by Estee Lauder, Aveda (both 10%) and Neutrogena (9%). Age and income seem to play a slight role for recognition among two beauty products:

MAC Cosmetics is singled out more among those 18-39, compared to those age 40 and over (12%-3%). Similarly Aveda is mentioned more frequently as a “best” brand among those age 18 -49 compared to those 50 and older (12%-5%).

For those with household income $300,000 plus, MAC (16%) and Aveda (11%) are considered the two “best” beauty brands. For those with income between $150,000-$299,00 Aveda (9%) and MAC (4%).

Almost all (97%) who reported purchasing an “extravagant” luxury item in the last 12 months said they were happy with their purchase. Very few (3%) regretted buying their luxury item.

New cars and jewelry lead the pack in terms of the most extravagant luxury items purchased. Theseinclude:

2005 S-Type Jaguar

18K gold Tiffany ring

Porsche 911 Cabriolet

Mikimoto pearls

2006 Escalade

Diamond tennis bracelets and engagement rings

Other frequent mentions include:

Watches (particularly Rolex watches),

Clothing items (including Armani and Brioni suits),

Designer handbags (Prada and Louis Vuitton mentioned) and

Plasma and high definition televisions (“Sony 32” “HDTV” and “60” flat screen TV”).

Some more unique respondent mentions for recent extravagant purchases include:

1/6 ounce pheromone

Potter’s wheel

Handmade corset with steel boning

Laser treatments for face

Although overall, a little more than half (56%) say they shop “only when a specific item is needed,” compared to those who enjoy shopping “even just to browse” (44%)

Women are more likely than men to enjoy “browsing” (58% women—31% men) while Men are more likely to ship only when necessary (69% men- 43% women).

Both men and women however, tend to prefer equally (42%) shopping for clothing/accessories compared to shopping for home furnishing. About one-third (34%) prefer clothing shopping and about one-quarter (24%) prefer home door shopping.

Whether it’s in stores or online, women go shopping for clothing and accessories more frequently than men:

Almost 3-in-5 women (59%) go shopping in stores once a month or more compared to 39% of men. A little more than one-in-ten (13%) of women go shopping once a week or more compared to 6% of men.

A little less than half (46%) of women go shopping online for clothing and accessories once a month or more compared to 28% of men. Almost three-quarters (72%) of men shop online less than once a month compared to 54% of women.

Women are more likely than men to have more shoes, and of course, handbags:

A majority (63%) of men own 10 pairs of shoes or less with the average being 12 pairs of shoes. A large majority (82%) of women on the other hand, own 11 pairs of shoes or more with the average being 27 pairs of shoes. Two-in-five (19%) of women confess to having more than 50 pairs of shoes compared to only 4% of men.

About one third (34%) of affluent women own more than 10 handbags, with the average being 7. This figure increases with household income:

About half (51%) of women with household income of $300K or more report 10 or more handbags compared to 30% of women with income between $150-299K.

Although a majority say they spent “about the same” in 2005 compared to 2004 on various clothing, accessory and beauty items, about one quarter report spending more money, especially on clothing (2 7% report spending “more”):

IN 2005 COMPARED TO 2004, ON THE FOLLOWING, DID YOU SPEND

(BASE: 603 AFFLUENT ADULTS)

	More(%)	Less(%)	Same(%)
Clothing	27	17	56
Jewelry	24	23	53
Beauty/Grooming Products	22	7	72
Accessories	17	18	65

Women, on average, spend more annually on clothing ($2,197 women--$1,867 men), beauty/grooming products ($749-$594) and accessories ($866-$706). Men tend to spend more annually on jewelry (including watches) then women ($1409-$1297).

However, when asked the most ever spent on various items, men out-spend women in almost every area with the exception of handbags with fairly equal spending on beauty and grooming products:

WHAT IS THE MOST YOU HAVE EVER SPENT ON EACH OF THE FOLLOWING MEANS (INCLUDING NONE)

	Total (Avg $)	Male (Avg $)	Female (Avg $)
Jewelry	1184	1251	1117
Clothing Item	735	780	690
Handbag	275	262	288
Pair of Shoes	228	257	200
Beauty/Grooming Product

Age and household income play a role in spending patterns:

Affluents age 18-39 spent more particularly on jewelry ($1721-$1318) and beauty products ($892-$595) in 2005 compared to those age 50 and older.

$300,000 in household income seems to be the threshold in terms of affluent spending. Those with $300,000 or more in household income spent significantly more especially in terms of clothing ($3503-$1864) and jewelry ($2852-$1259) compared to those with between $150,00-$299,00 in household income.

HOW MUCH DID YOU SPEND IN 2005 ON EACH OF THE FOLLOWING:

MEANS (INCLUDING NONE)

					$150-$199K	$200-299K	300K+
	Total	18-39	40-49	50+	Income	Income	Income
	(Avg $)	(Avg. $)	(Avg $)	(Avg$)	(Avg $)	(Avg $)	(Avg $)

Clothing	2032	2208	1917	1992	1738	1990	3503
Jewelry	1352	1721	993	1318	806	1713	2852
Accessories	768	1009	600	760	610	724	1627
Beauty/Grooming Products	671	892	555	595	548	585	1322

Most do their shopping in department stores (39%) followed by chain retail stores (25%) and the internet (12%). Other mentions include outlet stores (11%) and boutiques (7%).

Those with household income of $300K plus are more likely to “pay retail” compared to those with income between $150,000-$299,00 with greater amounts shopping at department stores (50% -37%) and boutiques (13%-6%) and fewer shopping at outlet stores (3%-12%).

One of the most important criteria to affluent in deciding where to shop for clothing and accessories is the brands the stores carry (40%), followed by prices (36%). Not surprisingly, the greater the household income, the even more important role brand plays over price.

In terms of getting ideas for new clothes and accessories, the most frequently mentioned sources are:

Browsing at stores (36%)

Seeing what other people are wearing (19%) Catalogs (13%)

Fashion magazines (12%)

Over 875 Million Consumers have Shopped Online

By The Nielson Company, January 28, 2008

According to Nielsen Global Online Survey on Internet shopping habits, more than 85 percent of the world’s online population has used the Internet to make a purchase—increasing the market for online shopping by 40 percent in the past two years. “The Internet is no longer a niche technology—it is mass media and an utterly integral part of modern life. Almost no aspect of life remains untouched by online media. As our lives become more fractured and cluttered, it isn’t surprising that consumers turn to the unrivaled convenience of the Internet when it comes to researching and buying products,” said Jonathan Carson, President, International, Nielsen Online.

“When The Nielsen Company conducted its first global survey into Internet shopping trends two years ago, approximately 10 percent of the world’s population (627 million) had shopped online,” said Bruce Paul, VP , Customized Research, Nielsen U.S. “Within two years, this number has increased by approximately 40 percent (to 875 million).” Among internet users, the highest percentage shopping online is found in South Korea, where 99 percent of those with internet access have used it to shop, followed by the UK (97%), Germany (97%), Japan (97%) with the U.S. eighth, at 94 percent. Additionally, in South Korea, 79 percent of these internet users have shopped in the past month, followed by the UK (76%) and Switzerland (67%) with the U.S. at 57 percent.

Globally, the most popular and purchased items over the Internet are Books (41% purchased in the past three months), Clothing/Accessories/Shoes (36%), Videos/DVDs/Games (24%), Airline Tickets (24%) and Electronic Equipment (23%). Among U.S. internet users in the past month, 41 percent bought Clothing /Shoes/Accessories, 38 percent bought books and one in three internet shoppers bought Videos /DVDs/Games. The number of internet consumers buying books over the internet has increased seven percent in the past two years but the biggest increase has been in Clothing/Accessories/Shoes which increased from 20 percent to 36 percent. “Some of the biggest buyers of books on the internet are from developing countries -China, Brazil, Vietnam and Egypt—indicating massive growth potential for online retailers that can specifically target these fast-growing markets,” said Carson. Internet shopper interest in buying Videos/DVDs and airline ticket reservations rose two and three percentage points respectively over the internet in the past two years —today one in four online shoppers globally said they had purchased these on the internet in the past three months. “Travel is a category extremely suited to the internet due to the latter’s ability to provide efficient access to an extremely wide range of comparable information. While certain areas of the travel industry were initially slow to utilize the benefits of the internet, it is now one of the undoubted success stories of online, playing an integral part in the arrangements and experience of today’s traveler,” said Carson.

Trust, Word of Mouth & Loyalty

Consumers tend to stick to what they know when it comes to online shopping, according to Nielsen. Sixty percent (60%) of online shoppers say they buy mostly from the same site, proving that online shoppers are uniquely loyal. “This shows the importance of capturing the tens of millions of new online shoppers as they make their first purchase on the internet. If shopping sites can capture them early, and create a positive shopping experience, they will likely capture their oyalty and their money,” said Carson. In selecting sites on which to shop, one-third use a search engine or just surfed around to find the best online store. One in four relied on personal recommendations. The explosion in Consumer Generated Media over the last year means that this reliance on word of mouth, over other forms of referral looks set to increase,” said Carson.

Market Segmentation

Geography

My Catalogs Online initial focus is in the United States, however, early plans include the Latin American countries of Central and South America. Longer term growth plans include Europe, Asia and the rest of the globe.

U.S. Consumer Demographics

According to the US Census Bureau, there are approximately 400 million people in the US, classified by generations as follows:

Seniors: Ages 63-84---34 million

Baby Boomers: Ages 45-63 years old (born 1946-1964)—77.3 million Gen X: Ages 28-48 years old (born 1961-1981)---46 million Gen Y: Ages 16-28 years old (born 1981-1993)—70.4 million Gen Z: Ages 9-16 years old (1993-2000)—23+ million

Online shopping is not just for Gen X and Y, a vast majority (95%) of affluent adults, of virtually all ages, have made an online purchase in the past 12 months. Older generations are getting more acquainted with the internet, and younger generations born right into it now have access to debit cards and prepaid cards, making online purchase more accessible.

Industry Analysis

According to Hoovers, the internet and catalog retailing industry in the US includes 16,000 companies with combined annual revenue of over $160 billion. Over the past 5 years, the industry has shifted from catalog to internet sales. Major companies include Lands’ End, LL Bean, Amazon, Overstock, and Hanover Direct.

The industry is concentrated: the top 50 companies account for about 60 percent of industry revenue. Hence, the top 50 industry leaders account for $96 billion in sales, leaving the remaining 15,950 retailers with $64 billion in sales. Achieving only 0.003% market share, My Catalogs Online would generate approximately $5 million in sales in the first year with the launch of MyChristmasCatalogs.com.

Online Demographics

The number of U.S. subscribers to broadband high-speed internet service jumped 32.3 percent to 42.9 million lines for the year ended June 2005, according to the Federal Communications Commission. This was an increase of 10.4 million lines over the 12 month period, with 5 million added during the second half of that period. The United States ranks 12th in the world for broadband subscribers, according to the Organization for Economic Cooperation and Development. Part of the reason for the low ranking of the U.S. is that other countries have subsidized broadband service, and their populations live in areas that are easier to serve.

The FCC found that the majority of broadband connections in the U.S., 61%, were via cable modem service offered by companies like Comcast Corp. More than 37% of the connections were digital subscriber lines (DSL) offered by telephone companies like AT&T. DSL service is generally less expensive than cable internet service, but offers slower download speeds. The vast majority of cable customers receive between 2.5 megabits per second (Mbps) and 10 Mbps in at least one direction, while most DSL customers receive between 200 kilobits per second and 2.5 Mbps, according to the FCC. According to AC Nielsen, approximately 220,141,969 people or 72.5% will use the internet in 2008.

Competitive Edge

The Company seeks to establish a competitive edge in its new target market segment by increasing the level of customer contact and service that other competitors seem to oftentimes lack. Additionally, My Catalogs Online, Inc. believes that it possesses the necessary skills to produce the quality products that are needed in this market. The establishment of the previously mentioned work processes that will ensure greater service will strengthen the contacts that promote word of mouth marketing and networking.

Potential competitors include auction websites such as eBay and Ubid. These services do not allow the user to purchase goods or services directly from the retailer. Retailers themselves such as Amazon or Overstock are also a source of competition. These companies do not provide a bidding system whereas My Catalogs Online, Inc. allows the user to either purchase goods or services from the retailer or utilize a bidding system.

Again search sites such as Google (froogle.google.com), MSN (shopping.msn.com) and Yahoo (shooping.yahoo.com) could be a potential source of competition. These websites return such a large number of results that they tend to be overwhelming to the consumer. My Catalogs Online would offer a smaller number of results that would be more targeted to what the consumer is looking for. The categorization of any large grouping of consumer products will greatly assist in the on line customer to more clearly define an area of interest.

Key Differentiators

My Catalogs Online, Inc. has differentiators that stand out among the vast number of competitors in the marketplace. Management believes that it is these unique qualities that will enable My Catalogs Online the basis for taking market share, and establishing brand recognition to achieve our financial objectives.

Cataloging the Internet

1,600 Domain Names offer a true ORGANIC way to drive traffic with a uniform layout/design and branding across all sites Comprehensive Search criteria with “on the go” comparison, impulse shopping and much more Microsoft has already taken an initiative to simplify the internet with Bing’s Decision Engine setting the stage for simplified cataloged elements

Unique User Experience

Everything in one place—shopping, information, services, advertising and entertainment

Intuitive, easy to use graphical user interface developed with Microsoft’s Silverlight technology

Multi-Media Approach—audio, video, graphics, animation

Personalized experience based on user profile data collection

Versatility—anytime, anywhere mobile strategy

Strategic Alliance with QuamTel, Inc. to support the mobile platform and development

Custom installed phone applications

Price comparison while you shop

Marketing Strategy

My Catalogs Online marketing strategy will allow the Company to concentrate its resources on the greatest opportunities to increase sales and achieve a sustainable competitive advantage. My Catalogs Online has implemented the following strategies to achieve marketing success.

My Catalogs Online launch of the company’s MyChristmasCataloge.com web site during the holiday season of 2009 should help to begin establishing brand recognition. Management continues to refine its marketing plan and budget requirements on an on-going basis. . The company has numerous channels for marketing and advertising, as identified below:

•

Search Engine Optimization. My Catalogs Online will utilize several marketing channels to promote traffic on its websites. Initially marketing efforts will focus primarily on search engine marketing. My Catalogs Online intends to achieve exposure through any search engines (e.g. Google, Yahoo, etc.). My Catalogs Online will also be continuously updating its own website pages for future marketing purposes in order to affiliate with other providers in the retail industry and drive additional revenues to the Company. This will encompass driving traffic through email marketing, organic search and through PPC (Pay-per-Click) advertising. In the future My Catalogs Online will explore other, more traditional marketing methods including large amounts of advertising emails, targeted specifically to addresses that have shopped the online markets before, and are looking for new sources to provide greater bargains and information.

•

Billboards and Storefront Windows. Through billboards and storefront windows, My Catalogs Online can advertise, in very simple terms, the website names being launched. Because there is no guessing, it is a matter of bringing the exposure to the public.

•

Spokesperson/Celebrity Endorsement. Kicking of the New Year in 2010, the Company intends to pursue a celebrity endorsement to help initiate a new My Catalog “trend” into the marketplace. This plan is still in the making and no celebrity has yet to be engaged.

•

Emailing Messaging Campaign. The Email Messaging Campaign contemplated would consist of campaign broadcasting to up to 32 million records. The opt-in email database available to the Company through a strategic alliance is composed of 150 million opted-in users who have agreed to receive email messaging. These users have opted in and confirmed that their email address and information are correct and valid. In addition, the data is scrubbed on a monthly basis to remove undeliverables.

Recipients can be targeted by geographic location and through over 700 separate lifestyle and demographic selections. All messages are sent with CAN-Spam compliance warranty, resulting in 100% spam-free campaigns. The targeted campaign would attempt to reach the following:

Nationwide Online Shoppers: 19.8 million

Nationwide Online Shoppers Interested in Christmas Season: 3.75 million

Nationwide Consumers Online Purchasing During Holiday Christmas Eason: 7.9 million

•

SMS Text Messaging Campaign. An email campaign to be launched through our strategic marketing alliances. The SMS Push Marketing Campaign would likely consist of campaign broadcasting to up to 18 million records. The broadcasting of SMS messages would be to “opted -in” mobile records matching certain request criteria. Tracking reports would be provided to management to show basic information such as total sent, total delivered, opt-outs and more. The targeted campaign would attempt to reach the following:

Nationwide Online Shoppers: 11 million

Nationwide Online Shoppers Interested in Christmas Season: 2 million

Nationwide Consumers Online Purchasing During Holiday Christmas Season: 4 million

•

Postal Mail Marketing. The Company is seeking to work with the largest catalog distributor in the United States to obtain the mailing addresses of over 18 million residences that receive catalogs.

•

Social networking sites (i.e. Facebook, Twitter). My Catalog Online intends to utilize the social networking sites as a vehicle for ongoing promotions of the company, such as Facebook, Twitter and MySpace, including Fan pages, Groups, blogs, as well as various ad placement through Facebook, Google and Microsoft Ad Center.

•

Video news releases. My Catalogs Online is looking to obtain broadcast access across over 287 local news media broadcast affiliate stations during the 6:00pm and 11:00 pm news.

•

YouTube. My Catalogs Online is looking into its ability to be broadcast as a trailer in front of 275 of the top viewed, non-copyrighted YouTube videos. My Catalogs Online is preparing a seven to eleven second videomercial. This new and unique opportunity could be expected to drive a significant amount of traffic directly to our sites.

•

Press Releases & Investor Relations. Every launch of a new site, will warrant a press release. Constant press is intended to drive exposure out to the community.

Employees

As of Nov. 1, 2009, we had seven employees, including management. We consider our relations with our employees to be good.

Description of Property

We currently lease office space at 6365 N.W. 6th Way, Suite 140, Fort Lauderdale, FL, as our principal offices for $500 per month, under a written Sublease Agreement executed April 1, 2009. The lease term is month to month. We believe these facilities are in good condition, but that we may need to expand our leased space as our research and development efforts increase.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with (i) our audited financial statements as of September 30, 2009 that appear elsewhere in this registration statement. This registration statement contains certain forward-looking statements and our future operating results could differ materially from those discussed herein. Certain statements contained in this discussion, including, without limitation, statements containing the words "believes", "anticipates," "expects" and the like, constitute "forward -looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). However, as we will issue ― penny stock, as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward -looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 5.

Plan of Operation

My Catalogs Online’s marketing strategy is designed to allow the business to concentrate its resources on the greatest opportunities to increase sales and achieve a sustainable competitive advantage. My Catalogs Online is implementing its marketing strategy outlined above to help it achieve marketing success.

My Catalogs Online recently launched the company during the holiday season of 2009, to begin establishing brand recognition. The company intends to vigorously advertise its maiden site, MyChristmasCataloge.com during this time period, while continuing to develop and launch its other sites. During the coming 12 months the Company intends to continue the roll out of its websites and pursue the optimization of its already existing sites

Liquidity and Capital Resources

At September 30, 2009 we had $3,302 in current assets compared to $0 at September 30, 2008. Current liabilities at September 30, 2009 totaled $183,259 compared to $0 at September 30, 2008 and consisted of accrued expenses and related party notes payable.

At September 30, 2009, we had $2,602 in cash. Our current liabilities at September 30, 2009 consisted of accrued expenses in the amount of $75,259 and related party notes payable in the amount of $108,000.

We have no material commitments for the next twelve months, aside from salaries and rent on our primary office space. We will however require additional capital to meet our liquidity needs. Currently the Company has determined that its anticipated monthly cash flow needs should not exceed of $20,000 for the first 6 months. Expenses are expected to increase in the second half of 2010 due to a projected need to increase personnel. We anticipate that we will receive sufficient proceeds from investors through this offering, to continue operations for at least the next twelve months; however, there is no assurance that such proceeds will be received and there are no agreements or understandings currently in effect from any potential investors. It is anticipated that the company will receive revenues from operations in the coming year, however, since the Company has made no revenues to date, it is difficult to anticipate what those revenues might be, if any, and therefore, management has assumed for planning purposes only that it may need to sell common stock, take loans or advances from officers, directors or shareholders or enter into debt financing agreements in order to meet our cash needs over the coming 12 months.

Results of Operations

We did not generate any revenue from January 26, 2009 (inception) to September 30, 2009. For the period ended September 30, 2009 our expenses were $194,785 compared to $0 in 2008. Expenses consisted of programming and development, salaries, advertising and promotion, interest, computer and internet, office supplies, travel and entertainment and professional fees. As a result, we have reported a net loss of $194,785 for the period ended September 30, 2009. Our total net loss from inception on January 26, 2009 through September 30, 2009 was $194,785.

Going Concern

The future of our company is dependent upon its ability to obtain financing and upon future profitable operations from the sale of products and services through its websties. Management has plans to seek additional capital through a private placement and public offering of its common stock if necessary. These conditions raise substantial doubt about our company's ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Cash and Cash Equivalents. The Company considers all highly liquid short-term investments with maturities of less than three months when acquired to be cash equivalents.

Equipment, Furniture and Leasehold Improvements. Equipment, furniture and leasehold improvements are recorded at cost and depreciated on a straight-line basis over the lesser of their estimated useful lives, ranging from three to seven years, or the life of the lease, as appropriate.

Impairment of Long-Lived Assets Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted expected future net cash flows from the assets.

Revenue Recognition. The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the fees earned can be readily determined; and (iv) collectability of the fees is reasonably assured. The Company recognizes revenue from research contracts as services are performed under the agreements.

Research and Development and Patent Costs. All research and development costs, including all related salaries, clinical trial expenses, regulatory expenses and facility costs are charged to expense when incurred. Expenditures related to obtaining and protecting patents are also charged to expense when incurred, and are included in research and development expense.

Loss Per Common Share. Basic net loss per share is calculated by dividing the net loss by the weighted -average number of common shares outstanding for the period, without consideration for common stock equivalents.

OUR MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

Directors

Jerrold D. Burden, Chairman of the Board, Director, Treasurer and Secretary.

Jerrold D. Burden has served in the above capacities since the inception of the company. Mr. Burden is chiefly responsible for the first stage development of the company and the assembly of the initial team of experts required to launch the Company. Mr. Burden has developed several companies from the initial start up stages to the successful completion of companies that have become public and traded on NASDAQ and OTC exchanges. His accomplishments include companies in the Bio Tech industry, oil and gas, and banking. He has served as an officer and director of these companies from inception to the successful merger of the company.

Mr. Burden is a Colorado native and has been involved in the development of start-up companies since the mid-1980s. Mr. Burden’s skills include a vast knowledge of stock market securities, related to the development of companies that are publicly traded. His skills include the structure and incorporation of these companies to preparethem for entry into the publicly traded stock area. He has developed a vast network of securities related contacts, such as brokerage firms, investment banking concerns, securities attorneys, audit consultants, SEC-qualified CPA’s, investor relations groups, and venture capital interests. Mr. Burden has been involved in fundraising efforts for public and private companies, as well as selected charities. He has been actively involved in community projects and served as a Director of the Douglas County Economic Development Council. Mr. Burden studied in economics and business while he attended Western State College in Colorado. He is also a veteran of the armed services and was honorably discharged in 1974.

Executive Officers

Name	Age	Position

Jerrold D. Burden	58	Chairman of the Board, Secretary, Treasurer

Ronald Teblum	50	President, Chief Executive Officer and Chief Financial Officer

Dan O’Mera	51	Vice President

Ronald Teblum, President, Chief Executive Officer and Chief Financial Officer

Ronald Teblum is Chief Executive Officer of My Catalogs Online. Mr. Teblum has served as President of Mars Research for the past 25 years, with over thirty years experience serving the marketing research industry. Mars Research specializes in both quantitive and qualitative research, providing marketing and research services to a large array of businesses in a broad range of industries ranging from small start -up organizations to Fortune 100 companies. Among these include internationally-known companies such as Burger King, and state-wide companies such as the Florida Tourism Board. Most recently, the company has worked with Burger King Corporation to develop a cutting edge taste test research facility in South Florida.

Mr. Teblum also has broad knowledge of the technology industry, having served in various roles with numerous hi-tech companies, such as Principal of Romsoft and Gradient Software; Chief Technology Officer of BeSatisfied, a customer satisfaction company; Chief Architect behind Mars Research’s interactive touch screen and online recruiting survey software used to automate the process for taste test respondents at the Burger King testing facility; Consultant setting up a 50 seat call center for National Opinion Research Services, and developed IVR applications for touch tone response in 1980 for market research use.

Mr. Teblum has devoted a substantial amount of time and resources to the development of My Catalogs Online, which is also located within the marquee building of Mars Research and Marketing. His vision and experience have taken the company to a peak level of performance, through is leadership, development of strategic relationships with Microsoft, and negotiations for development teams in India and Brazil.

Mr. Teblum graduated Rutgers University in 1981 with a degree in Accounting. He started at a young age and has continued studies in programming, building computer systems and Windows networks, as well as web development.

Dan O’Mera, VP, Investor Relations

Dan O’Meara is a graduate of The Ohio State University with a B.S. and M.S. and the University of Colorado School of Law. His law career focused on transactional and financing practice. Subsequently, he has engaged in entrepreneurial pursuits, including owning a regional producer and retailer of boxed chocolates, starting the first discount real estate franchise in Colorado and directed a public company in the online real estate market. His endeavors have been focused on starting companies and working with them to create value in the market place and for the investors.

Key Employees

Jason White, Advisory Board

Jason White has taken a role in My Catalogs Online, serving as an advisor. The Company anticipates Mr. White joining the Company as interim Chief Technology Officer, in addition to leading as the Director of Infrastructure at some point in the future.

Mr. White has been involved in numerous aspects of computers, IT systems, and networks since 1985. For the most part, his projects have been focused on telecommunications and the internet and have spanned the US and over 20 countries in South America, Europe, Africa and the Middle East. Notable project partners have included such companies as AT & T, KT (Korea Telecom), Orascom Telecom, SPARKLE (Telecom Italia), Sprint, Telkom SA (South Africa), and other industry leaders.

In addition to managerial roles, Mr. White is also very hands-on technically. To this end, he has earned the highest available certifications from Cisco, HP, Microsoft and Sun. He also holds various other certifications from companies including Citrix, Oracle, and VMware. Very involved in virtualization since way before it was fashionable, Mr. White has architected, implemented, and managed multi-million dollar solutions using technology from Citrix, Microsoft, Oracle, Sun, VMware and others. In 2003, Mr. White joined TheGlobe.com (at the time NASDAQ:TBLO) where he served as Chief Network Architect. This position was responsible for up to 15 developers and initially all of network operations until it became its own department. During his tenure, theglobe.com successfully launched a voice over ip network and phone service to over 5 million customers globally. TheGlobe.com also received multiple awards including IP Telephony Product of the year, and the prestigious International Telecommunications Union Global Leader network Innovation Award. This massively scalable system was a good example of technology that bridged new age peer -to-peer software and traditional PSTN telephony networks.

He graduated from William Jewell College with Bachelors of Arts degrees in both Mathematics and Computer Science.

Christina M. Rosario, Advisory Board

Ms Christina M. Rosario currently serves on its Advisory Board.

Ms. Rosario is the Founder and Executive Director of Bella Vita Associates, Ms. Rosario facilitates the corporate startup and development of companies. Among those companies are a $100 million alternative energy company, marketing / advertising company, legal funding firm, and small business outsourcing firm to name a few. She assists in all aspects of the initial corporate formation and funding, building the infrastructure and business model, developing the go-to-market strategy, and implementation and program management. Ms. Rosario has been directly responsible for building a foundation that positions the companies for a national and global presence

Ms. Rosario brings with her a vast wealth of 20 years of cross-industry, multi-disciplinary professional expertise. Formerly trained by New York’s finest Fortune 100 global consulting firm, Accenture (ACN), as well as numerous other prominent Fortune-ranked clients, she can acclaim that she has best-in-class exposure. While at Hewlett-Packard, Christina received an award for President’s Club for leading her team to top in the country. In her consulting roles, she has provided guidance to Executive leadership teams to build strategic roadmaps positioning the company for industry leadership and the scalability to support growth, streamlined operational efficiencies, implemented infrastructure and support models, developed cost-avoidance and risk mitigation best practices, and managed multi-organization, complex programs.

A partial client list includes: Business/Consulting Services-Booz, Allen & Hamilton, URS Corporation. Chemical-BASF, Benjamin Moore, Cytec, Sun Chemical. Financial Services—AXA Financial, Deutsche Bank (formerly 'Banker’s Trust), JP Morgan Chase, Citigroup, NYMEX, NYSE, DTCC (formerly GSCC). Government— City of New York, UNICEF, United Nations. Manufacturing—American Standard, Becton Dickerson, Cargill, EMC, GAF Materials Corp. Pharmaceutical—Alpharma, Berlex Laboratories, Dendrite, Novartis, Pfizer. Publishing/Media—McGraw-Hill, Medical Economics (aka Thomson Co.), Univision. Retail—A & P, Coach. Telecommunications -A T & T (SBC) and Sprint.

She attended the University of St. Thomas in St. Paul, Minnesota and studies Business Administration and Communications, and attended numerous courses over the years in business, strategy, real estate and finance.

In addition to her business experience, Ms. Rosario’s strong personal attributes make her effective in startup companies. She is visionary, strategic and creative allowing her to think outside the box, helpful in structuring companies and deals. Assertive, ambitious and results-oriented, complemented with excellent interpersonal skills, her leadership skills are motivating to others while encouraging challenge and responsibility to execute on her visions. She is highly organized, and doesn’t miss a detail, making her extremely efficient and concise in her work. Finally, she thrives on competition and being a team player with portfolio company leadership teams.

Dirk Lewis, Chief Technical Advisor

Dirk Lewis has taken a role in My Catalogs Online, serving as the company’s Chief Technical Advisor

From February 2009 to the present, Mr. Lewis has been Senior Software Developer/Director of Application Development for VideoHooHaa LLC where he developed websites for customers through a close collaboration to ensure that the site met their specific business needs and personal tastes.

From 2008 to February 2009, Mr. Lewis was the Senior Software Developer/Director of Application

Development for Proxense where he was a member of a small start up development team focused on the creation of proximity based tracking systems.

From 2006 to 2008, Mr. Lewis was the Senior Software Developer for Crossmatch where he was the lead for a biometrics company that handled the capture of biometric and personal data for government and private agencies.

From 2005 to 2006, Mr. Lewis was the Development Manager Counterspy Consumer Anti-Spyware for Sunbelt Software where he led a team of seven developers who focused on the development and release of cutting -edge anti-spyware applications.

From 2001 to 2004, Mr. Lewis was the Senior Software Architect and Development Lead for Lydian Data Services where he designed, developed and deployed the backend and middle component of a mortgage management system. Mr. Lewis was in the United States Army from 1983 to 1992 where he was a Flight Team Leader responsible for 8 soldiers and $20 million in aircraft and aircraft support assets and developed application tools to assist Production Control and Quality Control in the daily tracking of aircraft support.

Family Relationships. There are no family relationships among the directors and executive officers of the company.

Code of Conduct and Ethics. We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees. The code of business conduct and ethics may be obtained free of charge by writing to My Catalogs Online, Inc., Attn: Chief Financial Officer, 6365 N.W. 6th Way, Suite 140, Fort Lauderdale, FL 33309.

Executive Compensation

Summary Compensation Table. The following table sets forth certain information concerning the annual and long-term compensation of our Chief Executive Officer and our other executive officers during the last fiscal year for the last two fiscal years.

			(a)	(b)	(c)
				Option	All Other	Total
Name and Principal Position	Year	Salary*	Bonus	Awards	Compensation	Compensation
Jerrold D. Burden	2009	$64,000	$0	$0	$0 $	$64,000
Chairman of the Board, CFO	2008	0	0	0	0	0
President, Secretary, Treasurer

Ronald Teblum	2009	$12,000	$0	$0	$0 $	$12,000
Chief Executive Officer	2008	0	0	0	0	0

Christina M. Rosario	2009	$5,000	$0	$0	$0 $	$5,000
Former Chief Operating Officer	2008	0	0	0	0	0

Dan O’Mera	2009	$5,000	$0	$0	$0	$5,000
Vice President	2008	0	0	0	0	0

* Deferred Salary

Outstanding Equity Awards at Fiscal Year End. There were no outstanding equity awards as of September 30, 2009.

Compensation of Non-Employee Directors. We currently have no non-employee directors and no compensation was paid to non-employee directors in the period ended September 30, 2009. We intend during 2009 and 2010 to identify qualified candidates to serve on the Board of Directors and to develop a compensation package to offer to members of the Board of Directors and its Committees.

Audit, Compensation and Nominating Committees

As noted above, we intend to apply for listing our common stock on the OTC Electronic Bulletin Board, which does not require companies to maintain audit, compensation or nominating committees. Considering the fact that we are an early stage company, we do not maintain standing audit, compensation or nominating committees. The functions typically associated with these committees are performed by the entire Board of Directors which currently consists of one member who is not considered independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Principal Stockholders, Directors, Nominees and Executive Officers and Related Stockholder Matters

The following table sets forth, as of September 30, 2009, certain information with respect to the beneficial ownership of shares of our common stock by: (i) each person known to us to be the beneficial owner of more than 5 percent of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii) each of the executives, and (iv) our directors and executive officers as a group. Unless otherwise indicated, the address of each shareholder is c/o our company at our principal office address:

		Number of Shares	Percent of
Beneficial Owner	Address	Beneficially Owned (*)	Class (**)
Jerrold D. Burden		10,000,000 (a)	81.13%
Ron Teblum		2,000,000	16.23%
Dan O’Mera		50,0000	0.4%
All directors and officers as a group (3 persons)		12,050,000	99.76%

(*) Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household.

(**) Percent of class is calculated on the basis of the number of shares outstanding on September 30, 2009 (12,325,000).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related person transactions, including the Sarbanes-Oxley Act of 2002. A related person is an executive officer, director or more than 5% stockholder of My Catalogs Online, Inc., including any immediate family members, and any entity owned or controlled by such persons. Our Board of Directors (excluding any interested director) is charged with reviewing and approving all related-person transactions, and a special committee of our Board of Directors is established to negotiate the terms of such transactions. In considering related-person transactions, our Board of Directors takes into account all relevant available facts and circumstances.

Loans and Advances from Affiliates

Through September 30, 2009, two (2) shareholders personally paid Company expenditures aggregating $108,000. The amount payable to the shareholders at September 30, 2009 is evidenced by Promissory Notes accruing interest at 12% per annum.

Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the Exchange Act) and NASDAQ Rules 4200 and 4350. Our Board of Directors has determined that its member does not meet the independence requirements.

DESCRIPTION OF CAPITAL STOCK

Authorized and Issued Stock	Number of Shares at September 30, 2009
Title of Class	Authorized	Outstanding

Common stock, $0.001 par value per share	200,000,000	12,325,000

Common stock

Dividends. Each share of common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. See Risk Factors.

Liquidation. If our company is liquidated, any assets that remain after the creditors are paid, and the owners of preferred stock receive any liquidation preferences, will be distributed to the owners of our common stock pro-rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering it to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nevada Anti-Takeover Laws

Some features of the Nevada Revised Statutes (NRS), which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest. The Nevada Revised Statutes contain a provision governing Acquisition of Controlling Interest. This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires control shares whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

(a)

20 to 33 1/3%,

(b)

33 1/3 to 50%, or

(c)

more than 50%.

A control share acquisition is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An “Issuing Corporation” is a Nevada corporation, which:

(a)

has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

(b)

does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada nor do we do business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder. The Nevada Combination with Interested Stockholders Statute may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an interested stockholder and a resident domestic Nevada corporation from entering into a combination, unless certain conditions are met. The statute defines combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder having:

(a)

an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

(b)

an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

(c)

representing 10 percent or more of the earning power or net income of the corporation.

An interested stockholder means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a combination within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three -year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:

(a)

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

(b)

the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

(c)

if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Limitations on Stockholder Actions

Chapter 78 of the Nevada Revised Statutes ("NRS") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our bylaws provide that it may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NRS.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders and the shares that may be sold by them pursuant to this prospectus. See also Security Ownership of Certain Beneficial Owners and Management.

	Number of
	Shares of	Number	Shares of
	Common	of	Common
	stock	Shares of	Stock	Percentage
	Beneficially	Common	Beneficially	Beneficially
	Owned	Stock	Owned	Owned
	Prior to	Being	After the	After the
Name	Offering(1)	Offered	Offering(1)	Offering
Jerrold D. Burden	10,000,000	500,000	9,500,000	77.08%
Ron Teblum	2,000,000	100,000	1,900,000	15.42%
CLX & Associates	50,000	50,000	0	0%
Marie Buonocore	25,000	25,000	0	0%
Bay State Financial	100,000	100,000	0	0%
Total:	12,175,000	775,000	11,400,000	92.50%

(1)

The number of shares listed in these columns include all shares beneficially owned by the selling stockholder.

The ownership percentages listed in these columns include only shares beneficially owned by the listed selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the percentage of shares beneficially owned by a selling stockholder, shares of common stock subject to options or warrants, or debt convertible into common stock held by that selling stockholder that was exercisable on or within 60 days after September 30, 2009, were deemed outstanding for the purpose of computing the percentage ownership of that selling stockholder. The ownership percentages are calculated assuming that 12,325,000 shares of common stock were outstanding on October 15, 2009.

PLAN OF DISTRIBUTION

By Selling Stockholders

The selling stockholders and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•

broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 promulgated under the Securities Act, or another exemption from the registration requirements under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker -dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. The selling stockholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of the selling stockholder’s business and, at the time of its purchase of such securities the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The company has advised the selling stockholders that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this Registration Statement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock by selling stockholders. The company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

By Our Company

We may sell the shares of our common stock subject to this prospectus from time to time in any manner permitted by the Securities Act, including any one or more of the following ways:

•

directly to investors;

•

to investors through agents;

•

to dealers; and/or

•

through one or more underwriters.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties. Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the shares of common stock may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act, or contribution from us to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with us or perform services for us from time to time in the ordinary course of business.

The distribution of the shares of common stock may be effected from time to time in one or more transactions:

•

at a fixed price or prices, which may be changed;

•

at market prices prevailing at the time of sale;

•

at prices related to such prevailing market prices; or

•

at negotiated prices.

Any of the prices may represent a discount from prevailing market prices.

Shares of common stock sold pursuant to the registration statement of which this prospectus is a part may not be listed or traded on any exchange or automated quotations system, but may be listed on the OTC Electronic Bulletin Board. In the sale of the shares, underwriters or agents may receive compensation from us or from purchasers of the shares, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act.

Each time we sell shares, we will describe the method of distribution of the shares in the prospectus supplement relating to such transaction. The applicable prospectus supplement will, where applicable:

•

identify any such underwriter or agent;

•

describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

•

identify the amounts underwritten; and

•

identify the nature of the underwriter’s obligation to take the shares.

If underwriters are utilized in the sale of the securities, the shares may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of the sale. We may offer the shares to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriters are utilized in the sale of the securities, unless otherwise stated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of the shares will be obligated to purchase all of the shares offered if any are purchased.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities, such as over allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over allotment involves sales in excess of the offering size which create a short position. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. The underwriters may also impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase shares from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the shares shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the shares are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the shares less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the shares offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

How to Invest:

Subscriptions for purchase of shares offered by this prospectus can be made by completing, signing and delivering to us, the following:

1)

an executed copy of the Subscription Agreement, available from the company; and

2)

a check payable to the order of My Catalogs Online, Inc. in the amount of $0.20 for each share you want to purchase.

OTC Electronic Bulletin Board Considerations

We intend to apply to have our stock traded on the OTC Electronic Bulletin Board. The OTC Electronic Bulletin Board is separate and distinct from the NASDAQ stock market and other stock exchanges. NASDAQ has no business relationship with issuers of securities quoted on the OTC Electronic Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Electronic Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Electronic Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Electronic Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade OTC Electronic Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker. Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders — an order to buy or sell a specific number of shares at the current market price — it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.138 of the NRS (“Section 78.138”) provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.138 also provides that directors and officers may also be indemnified against expenses (including attorneys fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article XI, Section 43 of our bylaws contains provisions which require that our company indemnify its officers, directors, employees and agents, in substantially the same language as Section 78.7502.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares offered hereby has been passed upon for us by Kimberly L. Graus, Esq.

EXPERTS

The consolidated financial statements included in this prospectus for the period from inception (January 26, 2009) and ended September 30, 2009 have been audited by Kramer Weisman and Associates LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No experts or counsel to the company have any shares or other interests in My Catalogs Online, Inc.

ADDITIONAL INFORMATION

We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1 -800-SEC-0330. The SEC’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. We have filed a Registration Statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a Registration Statement, does not contain all of the information set forth in the Registration Statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may also obtain additional information regarding the company on our website, located at http://www.mycatalogsonline.com or http://www.catalogenterprises.com.

Independent Auditor’s Report

To the Officers and Directors

My Catalogs Online, Inc.

Fort Lauderdale, FL

We have audited the accompanying consolidated balance sheet of My Catalogs Online, Inc. and Subsidiary, as of September 30, 2009 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the period from inception (January 26, 2009) to September 30, 2009. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of My Catalogs Online, Inc. and Subsidiary as of September 30, 2009, and the consolidated results of its operations and its cash flows for the period from inception (January 26, 2009) to September 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kramer Weisman and Associates LLP

Kramer Weisman and Associates LLP

October 07, 2009

Davie, Florida

My Catalogs Online, Inc. and Subsidiary

Consolidated Balance Sheet

September 30, 2009

Assets
Current Assets
Cash	$2,602
Employee advance	700
Total Current Assets	3,302

Website development costs	19,172
Total Assets	$22,474

Liabilities and Stockholders' Deficit
Current Liabilities
Accrued expenses	$81,259
Related party notes payable	108,000
Total Current Liabilities	189,259

Stockholders' Deficit
Common stock, $.001 par value; 200,000,000 shares authorized;
12,150,000 shares issued and outstanding	12,150
Additional paid-in-capital	31,850
Stock subscription receivable	(10,000)
Accumulated deficit	(200,785)
Total Stockholders' Deficit	(166,785)

Total Liabilities and Stockholders' Deficit	$22,474

My Catalogs Online, Inc. and Subsidiary

Consolidated Statement of Operations

For the Period from Inception (January 26, 2009) to September 30, 2009

Revenues	$-

Operating expenses
Programming and development	76,741
Salaries	90,000
Advertising and promotion	1,907
Interest	5,259
Computer and internet	5,577
Office supplies and expense	5,993
Travel & entertainment	3,241
Professional fees	12,067
Total Operating Expenses	200,785

Net loss	$(200,785)

Weighted average of shares outstanding	10,165,625

Loss per share - basic and diluted	$(0.020)

My Catalogs Online, Inc. and Subsidiary

Consolidated Statement of Changes in Stockholders' Deficit

For the Period from Inception (January 26, 2009) to September 30, 2009

			Additional	Stockholder
		Common	Paid-in	Subscription	Accumulated
	Shares	Stock	Capital	Receivable	Deficit	Total

Issuance of shares of common
stock for stock subscription
receivable	10,000,000	$ 10,000	$ -	$ (10,000)	$ -	$ -

Common stock issued for cash	50,000	50	9,950	-	-	10,000

Common stock issued for services	2,100,000	2,100	21,900	-	-	24,000

Net loss	-	-	-	-	(200,785)	(200,785)

Balance at September 30, 2009	12,150,000	$ 12,150	$ 31,850	$ (10,000)	$ (200,785)	$ (166,785)

My Catalogs Online, Inc. and Subsidiary

Consolidated Statement of Cash Flows

For the Period from Inception (January 26, 2009) to September 30, 2009

Cash flow from operating activities:
Net loss	$(200,785)
Adjustments to reconcile net loss to net cash from
operating activities:
Stock issued for services	12,000

Changes in operating assets and liabilities:
(Increase) in employee advances	(700)
Increase in accrued expenses	81,259
Net cash used in operating activities	(108,226)

Cash flows from investing activities:
Purchase of domain names	(19,172)
Net cash used in investing activities	(19,172)

Cash flows from financing activities:
Issuance of capital stock	10,000
Proceeds from notes payable	108,000
Net cash provided by financing activities	118,000

Net increase in cash	(9,398)

Cash at beginning of period	-

Cash at end of period	$(9,398)

Supplemental disclosure:
Cash paid for income taxes	$-
Cash paid for interest	$-

Supplemental disclosure of non-cash financing activity
Common stock issued for stock subscription receivable	$10,000

My Catalogs Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1 - Summary of Business Operations and Significant Accounting Policies

Nature of Operations and Business Organization

My Catalogs Online, Inc. (the “Company”) was organized as Mycatalogsonline.com, Inc. in the state of Nevada on January 26, 2009. The Company holds the domain names to various catalog shopping web sites and provides a master web link to these sites. In April 2009, the Company changed its name to Catalogs Online, Inc. however the Company maintains the web domain of Mycatalogsonline.com and does business under that name.

The Company owns 100% of the outstanding common stock of Catalog Enterprises, Inc. which was formed in March 2009 for the purpose of acquiring and maintaining domain names for future use within the Company’s business model.

Principles of Consolidation

The accompanying consolidated audited financial statements include the accounts of the Company and its wholly-owned subsidiary Catalog Enterprises, Inc. All material inter-company transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results could differ from those estimates.

Website Development Costs

The Company accounts for website development costs in accordance with Emerging Issues Task Force (EITF) No. 00-2.  Accordingly, all costs incurred in the planning stage are expensed as incurred, costs incurred in the website application and infrastructure development stage are accounted for in accordance with Statement of Position (SOP) 98-1 which requires the capitalization of certain costs that meet specific criteria, and costs incurred in the day to day operation of the website are expensed as incurred.

Management expects the website to be placed into service during the calendar year ended December 31, 2009 at which time it will be subject to straight-line amortization over a five year period.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Earnings Per Share

The Company computes earnings per share in accordance with the provisions of SFAS No. 128, Earnings per share, which establishes standards for computing and presenting basic and diluted earnings per share.  Basic earnings per share is computed by dividing net earnings available to common shareholders by the weighted average number of shares outstanding during the period.  Diluted earnings per share is computed assuming the exercise of stock options under the treasury stock method and the related income taxes effects, if not anti-dilutive.  For loss periods common share equivalents are excluded from the calculation, as their effect would be anti-dilutive.

My Catalogs Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1 - Summary of Business Operations and Significant Accounting Policies (Continued)

Share Based Compensation

The Company computes share based payments in accordance with SFAS No. 123(R) (as amended), “Share Based Payment,” using the modified prospective method, which results in the provisions of SFAS No. 123(R) being applied to the consolidated financial statements on a going forward basis.  SFAS No. 123(R) revises SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees.”  SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services at fair value, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

Note 2 – Related Party Transactions

The Company has two notes payable to officers for $88,000 and $20,000.  Both notes bear interest at 12 % per year and are payable on demand. Interest expense accrued on these notes for the period January 26, 2009 (inception) through September 30, 2009 was $5,259.

Two officers of the Company have agreed to defer their salaries until the Company generates sufficient revenues to be able to pay them. As a result, the Company executed deferral agreements totaling $10,000 per month. Accrued salaries at September 30, 2009 and related expense for the period then ended was $76,000.

Note 3 – Common Stock

Upon its inception, the Company issued 10,000,000 shares of common stock to a director and officer for a stock subscription receivable of $10,000.

In July 2009, the Company issued 50,000 shares of common stock at a price of $.20 per share.

In September 2009, the Company issued 2,000,000 shares of common stock to an officer of the Company as compensation as an incentive to deferral his salary. The total value issued was based on the value of the compensation deferred of $14,000.

In September of 2009, the Company also issued 100,000 shares of stock to consultants for services provided at $.10 per share. The total value issued was based on the value of the services provided.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

SEC Registration	$37
Legal Fees and Expenses*	$5,000
Accounting Fees*	$10,000
Miscellaneous*	$200
Total	$15,237

* Estimated.

Item 14. Indemnification of Directors and Officers.

Article XI, Section 43 of our bylaws contains provisions which require that the company indemnify its officers, directors, employees and agents, in substantially the same language as Section 78.7502 of the Nevada Revised Statutes. Article 12 of the Company’s Articles of Incorporation provides for the Company’s ability to indemnify its officers, directors, employees and agents, subject to the limitations provided in Nevada Revised Statutes 78.7502, for expenses actually and reasonably incurred. No indemnification shall be made if the proposed party has been adjudged to be liable to the company or where the matter was settled without court approval. Indemnification must be made upon a determination by a majority of the uninterested Board, and if not available, by the shareholders or by a court of competent jurisdiction.

Item 15. Recent Sales of Unregistered Securities

During 2009, we sold a total of 12,325,000 shares to five accredited investors resulting for a gross price of $54,000. The issuances of the shares to the investors were exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Regulation D. 175,000 of these shares were sold after Sept. 30, 2009.

Item 16. Exhibits.

Exhibit
Number	Exhibit Description
3.1	Articles of Incorporation of My Catalogs Online, Inc. dated January 6, 2009
3.2	Bylaws dated Jan. 6, 2009
5.1	Opinion of Kimberly L. Graus, Esq.
10.7	Subscription Agreement.
14.1	My Catalogs Online, Inc. Code of Ethics.
23.1	Consent of Kramer Weisman and Associates LLP.
23.2	Consent of Kimberly L. Graus, Esq. (included in Exhibit 5.1 herein).
24.1	Power of Attorney (included on signature page)**

* Previously filed.

** Filed herewith.

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Item 17. Undertakings.

The undersigned hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)

include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

include any additional or changed material information on the plan of distribution.

(2)

that for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

that for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, FL on December 1, 2009.

My Catalogs Online, Inc.

By: /s/ Jerrold D Burden

Jerrold D. Burden President

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Jerrold D. Burden, as such person's true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for such person in name, place and stead, to sign in any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1, in any and all capacities, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents, and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Jerrold D. Burden	Chairman of the Board,	December 1, 2009
Jerrold D. Burden	Secretary, Treasurer and Director

/s/ Rondal Teblum	Chief Executive Officer	December 1, 2009
Ronald Teblum

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